Exhibit 99.1

NexTier asset acquisition expands Last Mile Logistics capabilities; NexTier completes Coiled Tubing sale

HOUSTON, Texas (August 3, 2022) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (the “Company”) and NexTier Completion Solutions Inc. (a wholly-owned subsidiary of the Company) entered into and closed a definitive agreement to purchase substantially all assets (and assume certain related liabilities) of the sand hauling, wellsite storage and last mile logistics businesses of Continental Intermodal Group LP (“CIG”) and its subsidiaries (the “Acquisition”) from CIG, Continental Intermodal Group – Trucking, LLC (“Trucking”) and CIG Logistics LLC (together with Trucking and CIG, “Sellers”) for an aggregate purchase price of (i) approximately $27 million in cash paid at closing to the Sellers plus (ii) 500,000 shares of common stock, par value $.01 per share (the “Shares”) issued to CIG. Through the Acquisition, NexTier Completion Solutions Inc. now owns all of the rights and interests in the SANDSTORM® Wellsite Storage Technology, and related intellectual property, as well as in certain other assets, that were previously owned by the Sellers.

The Company has published an Investor Presentation with an overview of the Acquisition. The Investor Presentation is available on the Investor Relations page of Company’s website or by following this link https://investors.nextierofs.com/download/NEX-Last-Mile-Logistics-Expansion-08-03-22-FINAL.pdf.

The assets acquired in the Acquisition will be combined with the Company’s existing last mile logistics assets to create a leading player in the delivery and storage of proppant at the wellsite. The Company will rebrand the entire last mile logistics operation as NexMile Logistics.

In a separate transaction, on August 1, 2022 the company closed on the previously announced divestiture of the Coiled Tubing business and received approximately $22 million in total consideration in an all cash transaction.

“As we continue to focus on optimizing capital allocation within our business and executing our proven strategy, we are excited to enhance and expand our leadership position in last mile logistics capabilities,” stated Robert Drummond, NexTier President and CEO. “I am very proud of our team for divesting non-core assets while simultaneously reinvesting the proceeds in assets that will help accelerate the expansion of our integrated service offerings that immediately add value for our customers and shareholders. We are also very pleased to welcome our new team members joining NexTier from CIG.”

About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.

Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer

Michael Sabella
Vice President - Investor Relations and Business Development
michael.sabella@nextierofs.com
1